Execution Copy

ENERGY XXI GULF COAST, INC.,
EACH OF THE GUARANTORS PARTY HERETO
and
WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

———————

FIRST SUPPLEMENTAL INDENTURE
Dated as of September 18, 2009
TO
INDENTURE
Dated as of June 8, 2007

———————

10% SENIOR NOTES DUE 2013

FIRST SUPPLEMENTAL INDENTURE dated as of September 18, 2009 (this “Supplemental Indenture”), to the Indenture dated as of June 8, 2007 (the “Original Indenture”) among Energy XXI Gulf Coast, Inc., a Delaware corporation (the “Company”), each of the Guarantors party thereto and Well Fargo Bank, National Association, as trustee (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Company, the Guarantors and the Trustee have heretofore executed and delivered the Original Indenture, and the Company has issued pursuant to the Original Indenture its 10% Senior Notes due 2013 (the “Notes”);

WHEREAS, Section 9.02 of the Original Indenture provides that with the consent of the Holders (as defined in the Original Indenture) of at least a majority in aggregate principal amount of the then outstanding Notes voting as a single class (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of the Notes), the Guarantors and the Trustee may amend or supplement the Original Indenture, subject to certain limitations set forth in the Original Indenture;

WHEREAS, the Company has solicited the consents of the Holders of the Notes pursuant to the confidential offering circular and consent solicitation statement dated September 4, 2009 (as the same may be amended or supplemented from time to time, the “Offering Circular”), and the related letter of transmittal and consent dated September 4, 2009 (as the same may be amended or supplemented from time to time, the “Letter of Transmittal” and, together with the Offering Circular, the “Offering Documents”), to the proposed amendments to the Original Indenture upon the terms and conditions set forth therein (the “Amendments”);

WHEREAS, the Company has received and delivered or caused to be delivered to the satisfaction of the Trustee the consents of the Holders of at least a majority in outstanding principal amount of the Notes to the Amendments in accordance with the Offering Documents;

WHEREAS, pursuant to Section 9.06 of the Original Indenture, the execution of this Supplemental Indenture has been duly authorized by a resolution of the Board of Directors of the Company;

WHEREAS, all conditions and requirements necessary to make this Supplemental Indenture a valid, binding and legal instrument in accordance with its terms have been performed and fulfilled by the parties hereto and the execution and delivery thereof have been in all respects duly authorized by the parties hereto; and

WHEREAS, the Amendments contained herein will become operative (the “Operative Date”) upon the acceptance for exchange of at least a majority in outstanding principal amount of the Notes that are validly tendered and not withdrawn on or prior to the Expiration Date (as defined in the Offering Documents).

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, and for other good and valuable consideration the receipt of which is hereby acknowledged, the Company and the Trustee hereby agree as follows:

ARTICLE I

Section 1.1    Definitions.

Capitalized terms used in this Supplemental Indenture and not otherwise defined herein shall have the meanings assigned to such terms in the Original Indenture.

ARTICLE II

Section 2.1    Amendment  of Certain Definitions in Article 1 of the Original Indenture.

(a) Section 1.01 of the Original Indenture is hereby amended by adding the following definitions of terms, which shall read in their entirety as follows:

“Collateral” means all property mortgaged under the Mortgages and any other assets or other right or other property, whether now owned or hereafter acquired, upon which a Lien securing the Obligations under the Second Lien Notes Indenture, the Second Lien Notes or the Second Lien Notes Guarantees is granted or purported to be granted under the Security Agreement or any other Collateral Agreement.

“collateral agent” means the party named as such in the Second Lien Notes Indenture until a successor replaces it in accordance with the provisions of the Second Lien Notes Indenture and thereafter means such successor.

“Collateral Disposition” means any sale, transfer or other disposition to the extent involving assets or other rights or property that constitute Collateral under the Security Documents.  The sale or issuance of Equity Interests in a Restricted Subsidiary that owns Collateral such that it thereafter is no longer a Restricted Subsidiary shall be deemed to be a Collateral Disposition of the Collateral owned by such Restricted Subsidiary.

“First Lien Agent” means the Administrative Agent and any successor designated as such by the holders of First Lien Claims.

“First Lien Claims” means (1) Indebtedness under the Credit Agreement permitted pursuant to clause (1) of the definition of the term “Permitted Debt,” (2) First Lien Hedging Obligations, and (3) all other Obligations under the documents relating to Indebtedness described in clauses (1) and (2) above.

“Intercreditor Agreement” means the Intercreditor Agreement to be entered into concurrently with the Second Lien Notes Indenture, among the First Lien Agent, the trustee under the Second Lien Notes Indenture and the collateral agent, the Company, Energy XXI (USA), Inc. and the Subsidiaries giving Second Lien Guarantees, as same may be amended, supplemented, restated or replaced from time to time.

“First Lien Hedging Obligations” means all Hedging Obligations secured by any Collateral under the documents that secure Obligations under the Credit Agreement.

“Mortgages” means the mortgages, deeds of trust, deeds to secure Indebtedness or other similar documents granting Liens on the Company’s and its Restricted Subsidiaries’ Oil and Gas Assets to secure the Second Lien Notes and the Second Lien Guarantees.

“PIK Notes” means any Second Lien Notes issued in partial payment of interest on Second Lien Notes of any series.

“PIK Payment” means any increase in the principal amount of Second Lien Notes in partial payment of interest on Second Lien Notes of any series.

“Second Lien Agent” means the collateral agent.

“Second Lien Claims” means (1) Indebtedness under the Second Lien Notes of any series, including any issued or added to the principal amount thereof in payment of interest thereon, and the Guarantees permitted pursuant to clause (3) of the definition of the term Permitted Debt and (2) all other Obligations related to the Indebtedness described in clause (1) above.

“Second Lien Guarantees” means any guarantee of the Company’s Payment Obligations under the Second Lien Indenture and the Second Lien Notes.

“Second Lien Notes Indenture” means the indenture among the Company, the guarantors parties thereto and the Second Lien Notes Trustee, relating to the Second Lien Notes.

“Second Lien Notes” means the Company’s 16% Second Lien Junior Secured Notes due 2014 of any series, including any additional Second Lien Notes issued or added to the principal amount thereof in payment of interest on any such series.

“Second Lien Notes Trustee” means the party named as such in the Second Lien Notes Indenture until a successor replaces it in accordance with the provisions of the Second Lien Notes Indenture and thereafter means such successor.

“Secured Obligations” means the First Lien Claims and Second Lien Claims.

“Secured Parties” means the holders of the First Lien Claims, the First Lien Agent, the holders of the Second Lien Claims, the collateral agent, the Second Lien Notes Trustee and the Holders of the Second Lien Notes.

“Security Agreement” means one or more Second Lien Security Agreements, dated as of the issue date of the Second Lien Notes, made by the Company and certain Guarantors in favor of the collateral agent for the benefit of the Holders of the Second Lien Notes, as amended or supplemented from time to time in accordance with its terms.

“Security Documents” means any one or more of the Intercreditor Agreement, the Security Agreement, each Mortgage and any other security agreements, pledge agreements, mortgages, deeds of trust or other grants or transfers for security executed and delivered by the Company, the guarantors parties thereto or any other obligor under the Second Lien Notes Indenture creating, or purporting to create, a Lien upon Collateral in favor of the collateral agent for the benefit of the Holders of the Second Lien Notes, in each case as amended, modified, renewed, restated or replaced, in whole or part, from time to time, in accordance with its terms.

“Specified Ratios” means, collectively, (a) the Company’s Fixed Charge Coverage Ratio for the most recently ended four full fiscal quarters for which internal financial statements are available, (b) the Company’s Total Leverage Ratio (as defined in the Credit Agreement as in effect on the issue date of the Second Lien Notes) as of the most recent balance sheet date for which internal financial statements are available, and (c) the ratio of the Company’s Total Debt to Proven Reserves (as each such term is defined in the Credit Agreement as in effect on the issue date of the Second Lien Notes).  For purposes of the calculations in clause (c), (i) Total Debt will be as of the most recent balance sheet date for which internal financial statements are available and (ii) Proven Reserves will be as set forth in the Company’s year-end reserve report in accordance with the definition of “ACNTA,” prepared by the Company and one or more of the Company’s independent petroleum engineers as of the last date of the Company’s most recent fiscal year, as adjusted for subsequent acquisitions, dispositions, discoveries, extensions or revisions, if any, as provided for in the definition of “ACNTA.”

(b)    Section 1.01 of the Original Indenture is hereby amended by amending the following definitions of terms, which shall read in their entirety as follows.

“Permitted Liens” means:

(1)	Liens on any property or assets of the Company and any Guarantor securing Indebtedness and other obligations under Credit Facilities permitted under the indenture;

(2)
Liens on any property or assets of the Company and any Guarantor securing Indebtedness under the Second Lien Notes, the Second Lien Guarantees or other Obligations under the Second Lien Notes Indenture and the Security Documents;

(3)	Liens in favor of the Company or the Guarantors;

(4)
Liens on any property or assets of a Person existing at the time such Person is merged with or into or consolidated with the Company or any Restricted Subsidiary of the Company, provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any property or assets other than those of the Person merged into or consolidated with the Company or the Restricted Subsidiary;

(5)
Liens on any property or assets existing at the time of acquisition thereof by the Company or any Restricted Subsidiary of the Company, provided that such Liens were not incurred in connection with the contemplation of such acquisition;

(6)	Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(7)	Liens existing on the Issue Date;

(8)	Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Company and its Restricted Subsidiaries in the ordinary course of business;

(9)
Liens securing Permitted Refinancing Indebtedness incurred to refinance Indebtedness that was previously so secured, provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced or is in respect of property that is the security for a Permitted Lien hereunder;

(10)	Liens securing Hedging Obligations of the Company or any of its Restricted Subsidiaries;

(11)
Liens securing Indebtedness incurred (a) in connection with the acquisition by the Company or any Restricted Subsidiary of assets used in the Oil and Gas Business (including the office buildings and other real property used by the Company or such Restricted Subsidiary in conducting its operations); provided that (i) such Liens attach only to the assets acquired with the proceeds of such Indebtedness; (ii) such Indebtedness is not in excess of the purchase price of such fixed assets; and (iii) such Indebtedness is permitted to be incurred Section 4.09 or (b) pursuant to clause (13) of the definition of “Permitted Debt”;

(12)
any Lien incurred in the ordinary course of business incidental to the conduct of the business of the Company or the Restricted Subsidiaries or the ownership of their property (including (a) easements, rights of way and similar encumbrances, (b) rights or title of lessors under leases (other than Capital Lease Obligations), (c) rights of collecting banks having rights of setoff, revocation, refund or chargeback with respect to money or instruments of the Company or the Restricted Subsidiaries on deposit with or in the possession of such banks, (d) Liens imposed by law, including Liens under workers’ compensation or similar legislation and mechanics’, carriers’, warehousemen’s, materialmen’s, suppliers’ and vendors’ Liens, and (e) Liens incurred to secure performance of obligations with respect to statutory or regulatory requirements, performance or return-of-money bonds, surety bonds or other obligations of a like nature and incurred in a manner consistent with industry practice;

(13)
Liens for taxes, assessments and governmental charges not yet due or the validity of which are being contested in good faith by appropriate proceedings, promptly instituted and diligently conducted, and for which adequate reserves have been established to the extent required by GAAP as in effect at such time;

(14)	Capital Lease Obligations not to exceed $10.0 million in aggregate principal amount; and

(15)	Liens incurred in the ordinary course of business of the Company or any Restricted Subsidiary of the Company with respect to obligations that do not exceed $10.0 million at any one time outstanding.

Notwithstanding the foregoing, the aggregate principal amount of the Indebtedness secured by the Permitted Liens shall not exceed the sum of (1) the aggregate principal amount of the Second Lien Notes, (2) the aggregate principal amount of Indebtedness available to be borrowed under the Credit Facilities at the time such Indebtedness was incurred, (3) Hedging Obligations, (4) Indebtedness incurred pursuant to clause (13) of the definition of Permitted Debt set forth in Section 4.09 of this Indenture for the purposes set forth therein and (5) Capital Lease Obligations not to exceed $10.0 million in aggregate principal amount.

Section 2.2 Amendment of Certain Provisions in Article 4 of the Original Indenture.

(a)	Section 4.08 (Dividend and Other Payment Restrictions Affecting Subsidiaries) of the Original Indenture is hereby amended to read in its entirety as follows:

Section 4.08.  Dividend and Other Payment Restrictions Affecting Subsidiaries.

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1)
pay dividends or make any other distributions on its Capital Stock to the Company or any of its Restricted Subsidiaries, or pay any Indebtedness or other obligations owed to the Company or any of its Restricted Subsidiaries;

(2)	make loans or advances to the Company or any of its Restricted Subsidiaries; or

(3)	transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1)
agreements governing Existing Indebtedness and Credit Facilities (including agreements related to First Lien Claims under the Credit Facilities) as in effect on the date of the indenture and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those agreements, provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the date of the indenture;

(2)
(a) this Indenture, the Notes and the Guarantees, and (b) the Second Lien Notes Indenture, the Second Lien Notes and the Second Lien Guarantees, the Intercreditor Agreement and the other Security Documents;

(3)	applicable law;

(4)
any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of this Indenture to be incurred;

(5)	customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices;

(6)	purchase money obligations for property acquired in the ordinary course of business that impose restrictions on that property of the nature described in clause (3) of the preceding paragraph;

(7)	any agreement for the sale or other disposition of a Restricted Subsidiary of the Company that restricts distributions by that Restricted Subsidiary pending its sale or other disposition;

(8)
Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(9)
agreements governing other Indebtedness of the Company and one or more Restricted Subsidiaries permitted under this Indenture, provided that the restrictions in the agreements governing such Indebtedness are not materially more restrictive, taken as a whole, than those in this Indenture;

(10)	Liens securing Indebtedness otherwise permitted to be incurred under the provisions of Section 4.12 that limit the right of the debtor to dispose of the assets subject to such Liens;

(11)
provisions with respect to the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, stock sale agreements, agreements respecting Permitted Business Investments and other similar agreements entered into in the ordinary course of business; and

(12)	restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.

(b)	Section 4.09 (Incurrence of Indebtedness and Issuance of Preferred Stock) of the Original Indenture is hereby amended to read in its entirety as follows:

Section 4.09.  Incurrence of Indebtedness and Issuance of Preferred Stock.

(a)           The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), neither the Company nor any Guarantor (other than Parent) will issue any Disqualified Stock, and the Company will not permit any of its other Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that the Company and any Guarantor (other than Parent) may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, if the Fixed Charge Coverage Ratio for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued would have been at least 2.5 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period.

(b)           The provisions of Section 4.09(a) hereof will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1)
the incurrence by the Company or any Guarantor of additional Indebtedness (including letters of credit) under one or more Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and its Subsidiaries thereunder) not to exceed an amount equal to the greater of (a) $400.0 million, less the aggregate amount of all Net Proceeds of Asset Sales applied by the Company or any of its Restricted Subsidiaries since the Issue Date to repay any revolving credit Indebtedness under any Credit Facilities and effect a corresponding commitment reduction thereunder pursuant to Section 4.10 hereof and (b) 30% of ACNTA as of the date of such incurrence;

(2)	the incurrence by the Company or any of its Restricted Subsidiaries of the Existing Indebtedness;

(3)
the incurrence by the Company and the Guarantors of Indebtedness represented by (a) the Notes and the related Guarantees to be issued on the Issue Date and any Exchange Notes and the related Guarantees; and (b) any series of the Second Lien Notes, and any PIK Notes or PIK Payment on any series of Second Lien Notes and the related Second Lien Guarantees;

(4)
the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of the Company or such Restricted Subsidiary, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (4), not to exceed the greater of $10.0 million at any time outstanding;

(5)
the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was permitted by this Indenture to be incurred under Section 4.09(a) hereof or clauses (2), (3), (12) or (13) of this Section 4.09(b) or this clause (5);

(6)	the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries; provided, however, that:

(A)
if the Company is the obligor on such Indebtedness and a Guarantor is not the obligee, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the Notes, or if a Guarantor is the obligor on such Indebtedness and neither the Company nor another Guarantor is the obligee, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Guarantee of such Guarantor; and

(B)
any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary of the Company and (ii) any sale or other transfer of any such Indebtedness to a Person that is neither the Company nor a Restricted Subsidiary of the Company will be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7)	the incurrence by the Company or any of its Restricted Subsidiaries of Hedging Obligations;

(8)	the guarantee by the Company or any of the Guarantors of Indebtedness of the Company or any Guarantor that was permitted to be incurred by another provision of this Section 4.09;

(9)	the incurrence by the Company or any of its Restricted Subsidiaries of obligations relating to net gas balancing positions arising in the ordinary course of business and consistent with past practice;

(10)
the incurrence by the Company’s Unrestricted Subsidiaries of Non-Recourse Debt, provided, however, that if any such Indebtedness ceases to be Non-Recourse Debt of an Unrestricted Subsidiary, such event will be deemed to constitute an incurrence of Indebtedness by a Restricted Subsidiary of the Company that was not permitted by this clause (10);

(11)
the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness in respect of bid, performance, surety and similar bonds issued for the account of the Company and any of its Restricted Subsidiaries in the ordinary course of business, including guarantees and obligations of the Company and any of its Restricted Subsidiaries with respect to letters of credit supporting such obligations (in each other than an obligation for money borrowed);

(12)
Indebtedness of a Restricted Subsidiary incurred and outstanding on the date on which such Restricted Subsidiary was acquired by, or merged into, the Company or any Restricted Subsidiary (other than Indebtedness Incurred (a) to provide all or any portion of the funds utilized to consummate the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was otherwise acquired by the Company or (b) otherwise in connection with, or in contemplation of, such acquisition); provided, however, that at the time such Restricted Subsidiary is acquired by the Company, the Company would have been able in Incur $1.00 of additional Indebtedness pursuant to Section 4.09(a) after giving effect to the incurrence of such Indebtedness pursuant to this clause (12);

(13)
Indebtedness (including secured Indebtedness) of the Company or any of its Restricted Subsidiaries incurred (a) to provide all or any portion of the funds utilized to consummate a transaction pursuant to which assets are acquired or another Person becomes a Restricted Subsidiary or is otherwise acquired by the Company or (b) in connection with, or in contemplation of, such acquisition; provided, however, that after giving effect to such transaction on a pro forma basis, (i) the Specified Ratios would have been more favorable than those immediately prior to such transaction (solely for purposes of the calculation of the Fixed Charge Coverage Ratio pursuant to this clause (13), excluding from Fixed Charges any Fixed Charges relating to unsecured Indebtedness) and (ii) there shall be no Ratings Decline Event (as defined in the Second Lien Notes Indenture);

(14)
the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness arising from agreements of the Company or any of its Restricted Subsidiaries providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or Capital Stock of a Subsidiary, provided that the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by the Company and its Restricted Subsidiaries in connection with such disposition; and

(15)
the incurrence by the Company or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, not to exceed $25.0 million.

For purposes of determining compliance with this Section 4.09, in the event that an item of Indebtedness (including Acquired Debt) meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (15) of this Section 4.09, or is entitled to be incurred pursuant to Section 4.09(a), the Company will be permitted to classify (or later classify or reclassify in whole or in part in its sole discretion) such item of Indebtedness in any manner that complies with this covenant.

The amount of Indebtedness issued at a price that is less than the principal amount thereof will be equal to the amount of the liability in respect thereof determined in accordance with GAAP.  Indebtedness of any Person existing at the time such Person becomes a Restricted Subsidiary shall be deemed to have been incurred by the Company and the Restricted Subsidiary at the time such Person becomes a Restricted Subsidiary.  The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms (including, without limitation, any PIK Notes or PIK Payments), and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant; provided, in each such case, that the amount thereof is included in Fixed Charges of the Company as accrued.

(c)	Section 4.10 (Asset Sales) of the Original Indenture is hereby amended to read in its entirety as follows:

Section 4.10.  Asset Sales.

(a)           The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale (including a Collateral Disposition) unless:

(1)	the Fair Market Value is determined by the Company’s Board of Directors and evidenced by a resolution of the Board of Directors set forth in an Officers’ Certificate delivered to the trustee;

(2)
the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of;

(3)	at least 75% of the consideration received by the company or such restricted subsidiary from all asset sales since the issue date, in the aggregate, is in the form of cash; and

(4)
in the case of a Collateral Disposition, the Second Lien Agent is granted a perfected Lien (subject only to Permitted Collateral Liens) in all assets or property received by the Company or any Restricted Subsidiary as consideration therefor (or, with respect to cash, the portion of such cash that constitutes Net Proceeds) as additional Collateral under the Security Documents to secure the Second Lien Obligations, and, in the case of cash constituting Net Proceeds, such cash must be deposited into a segregated account under the control of the First Lien Agent and the Collateral Agent that includes only proceeds from the Collateral Disposition and interest earned thereon (a “Collateral Disposition Proceeds Account”), which proceeds shall be subject to release from the Collateral Disposition Proceeds Account for the uses described below in this covenant as provided for in the Security Documents.

Except with respect to a Collateral Disposition, for purposes of this provision, each of the following will be deemed to be cash:

(1)
any liabilities, as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet, of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any Guarantee) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Company or such Restricted Subsidiary from further liability; and

(2)
any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are converted within 90 days by the Company or such Restricted Subsidiary into cash, to the extent of the cash received in that conversion.

(b)           Within 360 days after the receipt of any Net Proceeds from an Asset Sale, the Company or any such Restricted Subsidiary may apply those Net Proceeds at its option to any combination of the following:

(1)
to repay, redeem or repurchase Indebtedness constituting First Lien Claims under a Credit Facility and other pari passu Indebtedness secured by a Lien permitted under the Second Lien Notes Indenture; provided that if such Indebtedness is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto as specified in Section 4.09 hereof;

(2)
to acquire all or substantially all of the properties or assets of one or more other Persons primarily engaged in the Oil and Gas Business, and, for this purpose, a division or line of business of a Person shall be treated as a separate Person so long as such properties and assets are acquired by the Company or a Restricted Subsidiary;

(3)
to acquire a majority of the Voting Stock of one or more other Persons primarily engaged in the Oil and Gas Business, if after giving effect to any such acquisition of Voting Stock, such Person is or becomes a Restricted Subsidiary;

(4)	to make one or more capital expenditures; or

(5)	to acquire other long-term assets that are used or useful in the Oil and Gas Business;

provided, that if the Net Proceeds are from a Collateral Disposition, the property, assets, Voting Stock or capital expenditures referred to in clauses (2), (3), (4) and (5) shall be of a type substantially similar to such items constituting Collateral.

Pending the final application of any Net Proceeds (other than Net Proceeds held in the Collateral Disposition Proceeds Account), the Company or any such Restricted Subsidiary may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by this Indenture.

(c)           Any Net Proceeds from Asset Sales that are not applied or invested as provided in Section 4.10(b) hereof will constitute “Excess Proceeds.” On the 361st day after the Asset Sale (or, at the Company’s option, any earlier date), if the aggregate amount of Excess Proceeds (including Net Proceeds held in the Collateral Disposition Proceeds Account) then exceeds $15.0 million, the Company will make an Asset Sale Offer to all Holders of notes, and all holders of other Indebtedness that is pari passu with the Notes containing provisions similar to those set forth in this Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets, to purchase the maximum principal amount of Notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds.  The offer price in any Asset Sale Offer will be equal to 100% of principal amount plus accrued and unpaid interest, if any, to the date of settlement, subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the date of settlement, and will be payable in cash.

If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use those Excess Proceeds for any purpose not otherwise prohibited by this Indenture.  If the aggregate principal amount of Notes and other Indebtedness ranking pari passu with the Notes tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee will select the Notes and such other pari passu Indebtedness to be purchased on a pro rata basis.  Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

(d)	Section 4.12 (Liens) of the Original Indenture is hereby amended to read in its entirety as follows:

Section 4.12.  Liens.

The Company will not and will not permit any of its Restricted Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind securing Indebtedness or Attributable Indebtedness on any of their respective assets or properties, except for Permitted Liens.

ARTICLE III

Section 3.1 Effectiveness of Amendments to Original Indenture.

This Supplemental Indenture shall be effective upon its signing by the parties hereto and the Amendments shall not be operative until the Operative Date. In case of conflict between the terms and conditions contained in the Notes and those contained in the Original Indenture, as modified by this Supplemental Indenture, the provisions of the Original Indenture, as modified by this Supplemental Indenture, shall control.

Section 3.2 Continuing Effect of Original Indenture.

Except as expressly provided herein, all of the terms, provisions and conditions of the Original Indenture and the Notes shall remain in full force and effect.

Section 3.3 Construction of Supplemental Indenture.

This Supplemental Indenture is executed as and shall constitute an indenture supplemental to the Original Indenture with respect to the Notes and shall be construed in connection with and as part of the Original Indenture for all purposes with respect to the Notes, and every Holder of Notes heretofore or hereafter authenticated and delivered under the Original Indenture shall be bound by the Original Indenture as amended by this Supplemental Indenture. THE LAWS OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE.

Section 3.4 Trust Indenture Act Controls.

If any provision of this Supplemental Indenture limits, qualifies or conflicts with another provision that is required to be included in this Supplemental Indenture or the Original Indenture by the Trust Indenture Act of 1939, as amended, as in force at the date that this Supplemental Indenture is executed, the provisions required by said Act shall control.

Section 3.5 Trustee Disclaimer.

The recitals contained in this Supplemental Indenture shall be taken as the statements of the Company and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture.

Section 3.6 Counterparts.

The parties may sign any number of copies of this Supplemental Indenture. Each signed copy (including facsimile copies) shall be an original, but all of them together represent the same agreement.

Section 3.7 Severability.

In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected.

IN WITNESS WHEREOF, the parties have caused this Supplemental Indenture to be duly executed as of the date first written above.

ENERGY XXI GULF COAST, INC.

By:	/s/ Rick Fox
Name: Rick Fox
Title: Chief Financial Officer

ENERGY XXI (BERMUDA) LIMITED

By:	/s/ D. West Griffin
Name: D. West Griffin
Title: Chief Financial Officer

ENERGY XXI ONSHORE, LLC

By:	/s/ Rick Fox
Name: Rick Fox
Title: Chief Financial Officer

ENERGY XXI TEXAS ONSHORE, LLC

By:	/s/ Rick Fox
Name: Rick Fox
Title: Chief Financial Officer

ENERGY XXI GOM, LLC

By:	/s/ Rick Fox
Name: Rick Fox
Title: Chief Financial Officer

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee,

By:	/s/ Patrick T. Giordano
Name: Patrick T. Giordano
Title: Vice President